Exhibit 10.6

December 6, 2017

Christine Siu

via Email

Dear Christine,

Eidos Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.    Position. Your initial title will be Chief Financial Officer. You will report to the CEO, and you shall have such powers, duties, responsibilities and accountabilities as set forth below and in the Job Description for the Position, or as may from time to time be prescribed by the senior executives or the Board of Directors of the Company (the “Board”), provided that such duties are consistent with your Position. During your employment with the Company, you will not engage in any other outside employment, consulting or other business activity (outside of your current Bluefield commitments) whether full-time or part-time without the Company’s written consent, which shall not be unreasonably withheld. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

In your role as Chief Financial Officer, you will be responsible for:

•	Overseeing the global financial strategy and organization, working with senior executives and the Board of Directors to establish financial and strategic goals for the company, and financial and investing strategies to meet specific business objectives, legal, regulatory and securities reporting requirements

•	Long-range financial planning and policies, accounting practices and procedures and the company’s relationship with the financial and shareholder communities

•	Overseeing all aspects of financial planning and reporting

•	Other projects, as assigned

2.    Salary. The Company will pay you a starting salary at the annual rate of $310,000, payable in accordance with the Company’s standard payroll schedule and subject to tax-related deductions and withholdings. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.    Employee Benefits. You will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time (including, without limitation, any group health care plan and 401(k)), subject to the terms of such plans.

4.    Stock Options. Subject to the approval of the Board, you will be granted an option to purchase a number of shares of the Company’s Common Stock (the “Option”) so that your total ownership inclusive of the 9,090 share options granted in March 2017 will be 1.35% on a fully diluted basis. The exercise price per share will be determined by the Board of Directors or the Compensation Committee when the equity award is granted. The equity award will be subject to the terms and conditions applicable to awards granted under the Eidos Therapeutics, Inc. 2016 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable restricted stock award or stock option agreement. You will vest in equal monthly installments over the next 48 months of your continuous service for the Company, as described in the applicable stock option agreement.

Change of Control Acceleration. In the event your employment with the Company is terminated without Cause (as defined in the Plan) or you resign from your employment for Good Reason (as defined below) within one (1) month before or twelve (12) months after the consummation of a Change in Control (as defined in the Plan), any remaining unvested shares of Common Stock underlying the Option will accelerate and vest in full; provided that you enter into, do not revoke, and comply with the terms of a Release (as defined below).

5.    Bonus. Compensation for this position also includes participation in the Company’s bonus with an annual target bonus of 30% of your annual salary. Your bonus will be based on accomplishing the Company’s overall goals as well as your individual goals. For each year during the term of this letter agreement, you will be eligible to receive a bonus (pro- rated in the case of any partial year during which you were employed by the Company) based on a determination by the Company’s Board (or a committee thereof) regarding the Company’s achievement of its goals and your own successful performance of your duties through the end of the applicable year.

6.    Severance. In the event your employment is terminated by the Company (or its acquirer or successor) without Cause or if you resign for Good Reason (as defined below) within one (1) month before or twelve (12) months after a Change in Control (as defined in the Plan), subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, you will be entitled to be paid a lump sum payment equal to nine (9) months of your then-current base salary, a pro-rated bonus in accordance with Section 5 above, and nine (9) months of COBRA reimbursement for you and your dependents if you were participating in the Company’s group health plan immediately prior to the termination date and elect COBRA health continuation (the “Change in Control Severance”). In the event you are terminated by the Company without Cause or if you resign for Good Reason other than in connection with a Change in Control as described above, subject to you signing a general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, you will be entitled to be paid a lump sum payment equal to six (6) months of your then-current base salary, a pro-rated bonus in accordance with Section 5 above, and six (6) months of COBRA reimbursement for you and your dependents if you were participating in the Company’s group health plan immediately prior to the termination date and elect COBRA health continuation (the “Severance”). If the 60-day period following the termination date begins in one calendar year and ends in a second calendar year, the Change in Control Severance or the Severance, as the case may be, shall be paid in the second calendar year and no later than the last day of such 60-day period. Furthermore, to the extent you become eligible for health benefits under a subsequent employer’s health plan within six (6) months of your termination date, you agree to return a pro-rated amount of the COBRA reimbursement to the Company (or its acquirer or successor) within sixty (60) days from when you first become eligible to participate in the subsequent employer’s health plan. For purposes of this agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties, (ii) a diminution of over twenty-five (25%) percent in your salary or bonus potential or (iii) a change of more than twenty-five (25) miles in the geographic location at which you provide services to the Company. “Good Reason Process” shall mean that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred, (ii) you provide the Company written notice that such an event has occurred within thirty (30) days of the first occurrence of such condition, (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition, (iv) notwithstanding such efforts, the Good Reason condition continues to exist, and (v) you terminate your employment within thirty (30) days after the end of the Cure Period.

7.    Employee Confidentiality and Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8.    Background Check. The Company may conduct a background or reference check (or both). If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the discretion of the Company.

9.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on December 8, 2017. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Should you accept this offer, your start date of employment will be a date agreed upon with Eidos in Q4 2017.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Neil Kumar
Neil Kumar CEO Eidos Therapeutics, Inc.

I have read and accept this employment offer:

/s/ Christine Siu
Christine Siu

Dated:	Dec 12, 2017

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

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